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                                                                   EXHIBIT 12(d)


                 CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS



       Mercury Asset Management Funds, Inc., the holder of the beneficial interests in the amount of $100,000 of Mercury Master U.S. Small Cap Growth Portfolio of Mercury Asset Management Master Trust (the "Trust"), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.


                                Mercury Asset Management Funds, Inc.


                                By: /s/ Donald Burke
                                   --------------------------------


Dated: October 18, 1999